Exhibit 10.38

BURLINGTON NORTHERN SANTA FE

1999 STOCK INCENTIVE PLAN

INCENTIVE BONUS STOCK PROGRAM AWARD AGREEMENT

This Agreement (“Agreement”) was made and entered into this 16th day of February, 2005 by and between Burlington Northern Santa Fe Corporation, a Delaware Corporation, (hereinafter “BNSF”) and

[Employee’s Name]

an employee of BNSF or one of its subsidiary companies (hereinafter “Employee”).

W I T N E S S E T H

BNSF has adopted the Burlington Northern Santa Fe 1999 Stock Incentive Plan (the “Plan”) for Burlington Northern Santa Fe Corporation and Affiliated Companies. The purpose of the Plan is to attract and retain salaried employees possessing outstanding ability, to motivate salaried employees to achieve the growth goals of BNSF by making a portion of their total compensation dependent on the accomplishment of these goals, and to further the identity of salaried employees of BNSF and its subsidiaries with the interests of the BNSF shareholders by increasing the opportunities for these salaried employees to become shareholders.

WHEREAS, the Compensation and Development Committee (“Committee”) of the Board of Directors wishes to encourage superior performance by the Employee by granting Employee an award of Restricted Stock as defined in the Plan;

WHEREAS, the Employee understands that this grant is to help such Employee to achieve share ownership goals as may be established by BNSF and agrees to attain such goals; and

WHEREAS, the Employee desires to perform services for BNSF and to accept said grant in accordance with the terms and provisions of the Plan and this Agreement;

NOW THEREFORE, BNSF grants to the Employee # of shares shares of Restricted Stock subject to vesting at the end of the Restricted Period, which is February 16, 2008.

BNSF and Employee hereby agree that this Award of Restricted Stock shall be subject to the following terms, conditions and restrictions:

1. §83(b) Elections. The Employee shall not make any elections to which he or she may be entitled pursuant to §83(b) of the Internal Revenue Code, as amended, that is to elect to recognize income on the date of this grant.

2. No Assignment. The Restricted Stock shall not be sold, pledged, assigned, transferred, or encumbered during the period the stock is subject to restrictions. The Restricted Stock shall not be permitted to be used in payment of a stock option exercise for a period of six months following the lapse of restrictions.

3. Stock Left on Deposit. Each certificate of Restricted Stock awarded hereunder shall be registered in the name of the Employee and left on deposit with BNSF with a Stock Power endorsed in blank during the Restricted Period.

4. Stockholder Rights; Termination. The Employee shall have the right to receive dividends paid on the Restricted Stock and to vote such Restricted Stock during the Restricted Period. Subject to paragraph 7, all such Restricted Stock is subject to forfeiture upon retirement or termination of employment for any reason other than death, Disability, or termination by the Employer other than for Cause. In the event of an Employee’s Date of Termination due to death, all restrictions shall lapse. In the event of an Employee’s Date of Termination due to Disability or termination by the Employer other than for Cause, the restrictions shall lapse on a proportion of the Award outstanding prior to termination and the balance of the Award shall be forfeited. The employee shall have such further rights as described in the Burlington Northern Santa Fe Incentive Bonus Stock Program.

5. Payment of Tax Liabilities. The Employee agrees that BNSF or its subsidiaries may require payment by Employee of federal, state, railroad retirement or local taxes upon the vesting of this Award. Employee may use cash or shares to satisfy tax liabilities incurred, provided that if shares are used, shares from this Award may be used only to an amount equal to the Supplemental Federal Income Tax Withholding Rate as established by the Internal Revenue Code and any additional amount due must be satisfied by use of attestation of ownership of other shares.

6. Change in Capitalization. In the event of a change in the capitalization of BNSF due to a stock split, stock dividend, recapitalization, merger, consolidation, combination, or similar event, the aggregate shares subject to the Plan and the terms of any existing Awards shall be adjusted to reflect such change, pursuant to the terms of the Plan.

7. Change in Control. If a Change in Control as defined in the Plan occurs while an Award of Restricted Stock remains outstanding under the Plan, all restrictions shall lapse and all Restricted Stock shall be fully vested.

8. No Right of Employment. Nothing in this Agreement or in the Plan shall confer any right to continue employment with BNSF or its subsidiaries nor restrict BNSF or its subsidiaries from termination of the employment relationship of Employee at any time.

9. No Violation of Law. Notwithstanding any other provision of this Agreement, Employee agrees that BNSF shall not be obligated to deliver any shares of Common Stock or make any cash payment, if counsel to BNSF determines such exercise, delivery or payment would violate any law or regulation of any governmental authority or agreement between BNSF and any national securities exchange upon which the Common Stock is listed.

10. Conflicts. In the event of a conflict between the terms of this Agreement and the Plan, the Plan shall be the controlling document.

11. Terms. The capitalized terms used herein shall have the same meaning as set forth in the Plan.

Anything herein contained to the contrary notwithstanding, this Agreement shall cease to be of any force or effect unless executed by the Employee and delivered to the Secretary of BNSF by March 31, 2005. Electronic acceptance of this agreement on or before March 31, 2005, shall constitute delivery to the Secretary of BNSF.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

BURLINGTON NORTHERN

SANTA FE CORPORATION

Secretary

Click Here to Accept Award Agreement

Employee